Exhibit 2.1

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of October 15, 2013 and amended and restated as of December 20, 2013 (this “Plan of Merger”), is made and entered into by and among Gyrodyne Company of America, Inc., a self-managed and self-administered real estate investment trust formed under the laws of the State of New York (“Gyrodyne”), Gyrodyne, LLC, a New York limited liability company (“Gyrodyne, LLC”), and Gyrodyne Special Distribution, LLC, a New York limited liability company (“GSD”).

RECITALS

WHEREAS, the Board of Directors of Gyrodyne, on behalf of Gyrodyne and in Gyrodyne’s capacity as the sole member of Gyrodyne, LLC and the managing member of GSD, has approved the merger of Gyrodyne and GSD with and into Gyrodyne, LLC (the “Merger”), upon the terms and subject to the conditions set forth in this Plan of Merger, whereby (i) each outstanding share of common stock, par value $1.00 par value (“Gyrodyne Common Stock”), of Gyrodyne, (ii) each outstanding common membership interest of GSD automatically will be converted into such number of shares representing a common membership interests (each, an “LLC Share”) of Gyrodyne, LLC as provided herein and (iii) each Dividend Note (as such term is used in the dividend declaration of December 19, 2013 of Gyrodyne) of Gyrodyne will receive in full redemption of such Dividend Note a LLC Share as provided herein.

NOW, THEREFORE, the parties agree as follows:

1.            Merger.

1.1	Merger. Upon the terms and subject to the conditions set forth in this Plan of Merger, and in accordance with the New York Business Corporation Law (the “NYBCL”) and the New York Limited Liability Company Law (the “NYLLCL”), each of Gyrodyne and GSD shall be merged with and into Gyrodyne, LLC at the Effective Time of the Merger (as defined in Section 1.2).

1.2	Effective Time. Subject to the provisions of this Plan of Merger, the parties shall duly prepare, execute and file a certificate of merger (the “Certificate of Merger”) in accordance with Section 1003 of the NYLLCL with the Department of State of New York. The Merger shall become effective upon the foregoing filing of the Certificate of Merger. The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time.”

1.3	Effects of the Merger. The Merger shall have the effects set forth in Section 1004 of the NYLLCL and Section 906 of the NYBCL. Following the Effective Time of the Merger and without limiting the foregoing sentence, the separate corporate existence of each of Gyrodyne and GSD shall cease and Gyrodyne, LLC shall continue as the surviving entity (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of each of Gyrodyne and GSD in accordance with the NYLLCL and the NYBCL and, without further transfer, succeed to and possess all the rights, privileges and powers of each of Gyrodyne and GSD, and all the assets and property of whatever kind and character of each of Gyrodyne and GSD shall vest in the Surviving Entity without further act or deed. Thereafter, Gyrodyne, LLC, as the Surviving Entity, shall be liable for all of the liabilities and obligations of each of Gyrodyne and GSD, and any claim or judgment against each of Gyrodyne and GSD may be enforced against Gyrodyne, LLC, as the Surviving Entity.

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2.            Name, Articles of Organization and LLC Agreement of Surviving Entity.

2.1	Name of Surviving Entity. The name of the Surviving Entity shall be “Gyrodyne, LLC”.

2.2	Articles of Organization. The Articles of Organization of Gyrodyne, LLC as in effect immediately prior to the Effective Time, shall, from and after the Effective Time, be the articles of organization of the Surviving Entity until thereafter changed or amended as provided therein or by applicable law.

2.3	LLC Agreement. The Amended & Restated Limited Liability Company Agreement of Gyrodyne, LLC as in effect immediately prior to the Effective Time, shall, from and after the Effective Time, be the Amended & Restated Limited Liability Company Agreement of the Surviving Entity until thereafter changed or amended as provided therein or by applicable law.

2.4	Management. From and after the Effective Time, the business and affairs of the Surviving Entity shall be managed in accordance with the Amended & Restated Limited Liability Company Agreement of Gyrodyne, LLC.

3.            Conversion and Exchange of Stock.

3.1	Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of any other person, the following shall occur:

(a)	each share of Gyrodyne Common Stock issued and outstanding (including any such shares that are owned by Gyrodyne as treasury stock) immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into such number of validly issued LLC Shares representing such shares' pro rata share of 15.2% of the LLC Shares in the aggregate, giving effect to consummation of the Merger, or as otherwise shall be determined by the Board of Directors of Gyrodyne and announced at least ten days prior to Gyrodyne’s annual meeting of shareholders or such other meeting of shareholders at which shareholders of Gyrodyne shall consider and act upon this Plan of Merger;

(b)	each common membership interest of GSD issued and outstanding immediately prior to the Effective Time will be converted into such number of validly issued LLC Shares representing such shares' pro rata share of 55.6% of the LLC Shares in the aggregate, giving effect to consummation of the Merger, or as otherwise shall be determined by the Board of Directors of Gyrodyne and announced at least ten days prior to Gyrodyne’s annual meeting of shareholders or such other meeting of shareholders at which shareholders of Gyrodyne shall consider and act upon this Plan of Merger;

(c)	each outstanding Dividend Note at the Effective Time shall be redeemed by issuance such number of validly issued LLC Shares representing such Dividend Notes’ pro rata share (based on the aggregate amount of Dividend Notes) of 29.2% of the LLC Shares in the aggregate, giving effect to consummation of the Merger, or as otherwise shall be determined by the Board of Directors of Gyrodyne and announced at least ten days prior to Gyrodyne’s annual meeting of shareholders or such other meeting of shareholders at which shareholders of Gyrodyne shall consider and act upon this Plan of Merger;

(d)	each holder of shares of Gyrodyne Common Stock (other than Dissenting Shareholders), each member of GSD and each holder of a Dividend Note automatically will be admitted to Gyrodyne, LLC as a Member; and

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(e)	each LLC Share issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, automatically shall be canceled and retired and each person that was a member of Gyrodyne, LLC immediately prior to the Effective Time automatically shall cease to be a member of Gyrodyne, LLC, and, in each case, any consideration paid by any such member shall be returned in connection with the cancellation and retirement of such interest in Gyrodyne, LLC.

3.2	Certificates or Book Entry Evidence.

(a)	Certificates or Book Entry Evidence. As of the Effective Time, all outstanding shares of Gyrodyne Common Stock and all outstanding membership interests of GSD shall no longer be outstanding and automatically shall be converted as described above, and, subject to Section 3.3, each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented shares of Gyrodyne Common Stock or membership interests of GSD shall cease to have any rights with respect to such shares or membership interests of GSD, except (A) in the case of Gyrodyne Common Stock, with respect to any Dissenting Shares, (B) as otherwise provided by applicable law and (C) any dividends or other distributions to which such holder is entitled to prior to the Effective Time, without any interest thereon.

(b)	No Exchange is Required. Subject to Section 3.3, each outstanding certificate (or evidence of shares in book-entry form) all certificates representing each share of Gyrodyne Common Stock (other than those certificates representing Dissenting Shares) or membership interest of GSD shall be deemed for all purposes to represent the same number of LLC Shares into which the shares of Gyrodyne Common Stock or the membership interests of GSD such certificates previously represented were converted in accordance with this Plan of Merger. Holders of such outstanding certificates shall not be asked to surrender them for cancellation in connection with the Merger. Subject to Section 3.3, the registered owner on the books and records of each of Gyrodyne and GSD immediately prior to the Merger of all such outstanding certificates (or evidence of shares in book-entry form) shall have and be entitled to exercise all voting and other rights, if any, with respect to, and to receive dividends and other distributions upon the LLC Shares represented by such outstanding certificates (or evidence of shares in book-entry form) after the Effective Time. If, after the Effective Time, certificates representing shares of Gyrodyne or membership interests of GSD are presented to Gyrodyne, LLC, or its designated transfer agent, such certificates shall be canceled and exchanged for evidence of shares in book-entry form representing LLC Shares.

3.3	Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Gyrodyne Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who has not voted or consented in writing to adopt this Agreement and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section pursuant to Section 623 of the NYBCL by the shareholders of Gyrodyne (such shareholders, the “Dissenting Shareholders” and such shares of Gyrodyne Common Stock, the “Dissenting Shares”), shall not be converted into LLC Shares, but instead shall be cancelled and Dissenting Shareholders shall cease to have any rights with respect to such Dissenting Shares other than the right to be paid the fair value of such Dissenting Shares as may be granted pursuant to Section 623 of the NYBCL, unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn his demand or his lost rights to appraisal under the NYBCL. If, after the Effective Time, any Dissenting Shareholder shall have failed to perfect, or shall have effectively

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withdrawn his demand or lost his rights to appraisal under the NYBCL, (i) such Dissenting Shareholder’s shares shall no longer be considered Dissenting Shares for the purposes of this Plan of Merger and such holder’s shares shall thereupon be deemed to have been converted into, as of the Effective Time, the LLC Shares in accordance with Sections 3.1, and any dividends or other distributions to which such holder is entitled, without any interest thereon and (ii) such Dissenting Shareholder shall cease to be Dissenting Shareholder, shares of Gyrodyne Common Stock owned by such person shall cease to be Dissenting Shares and such person shall be automatically admitted to Gyrodyne, LLC as a member of Gyrodyne, LLC.

3.4	No Fractional Shares. No shares, certificates or scrip representing fractional LLC Shares shall be issued as a result of the Merger.

3.5	No Further Transfers. From and after the Effective Time, there shall be no further registration of transfers of shares of Gyrodyne Common Stock or membership interests of GSD.

4.            Conditions. At all times prior to the Effective Time, the respective obligations of Gyrodyne, GSD and Gyrodyne, LLC to consummate the Merger shall be subject to compliance with or satisfaction of or, to the extent not prohibited by applicable law, waiver of the following conditions:

4.1	No Injunction or Prohibition. No governmental authority shall have enacted, issued, promulgated, enforced or entered into law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Plan of Merger.

4.2	Consents Obtained. All necessary material consents, waivers, approvals, authorizations or orders required to be obtained, and the making of all material filings required to be made, by any party hereto for the authorization, execution and delivery, and performance of this Agreement by such party, and the consummation by Gyrodyne, GSD and Gyrodyne, LLC of the Merger, on or before (and to remain in effect at) the Effective Time, shall have been obtained or made.

4.3	Appraisal. Appraisal rights shall not have been perfected pursuant to Section 623 of the NYBCL by the shareholders of Gyrodyne with respect to more than 5% of the issued and outstanding shares of Common Stock of Gyrodyne as of immediately prior to the Effective Time.

4.4	Registration Statement. The Registration Statement on Form S-4, dated October 21, 2013 (333-191820) of Gyrodyne LLC, as amended, shall have become effective under the Securities Act of 1933 and no stop order with respect thereto shall have been issued.

4.5	Shareholder Vote. The Merger shall have been approved by the vote of shareholders of Gyrodyne Common Stock as provided in the New York Business Corporation Law.

5.            Liquidation.

5.1	Plan of Liquidation. To the extent of any conflict between the provisions of this Plan of Merger and the provisions of the Plan of Liquidation and Dissolution, dated as of September 12, 2013, of Gyrodyne, the provisions of this Plan of Merger shall supersede such provisions and control for all purposes.

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5.2	Tax Liquidation. This Plan of Merger, and the transactions contemplated hereby, together are intended to constitute a plan of complete liquidation of Gyrodyne, within the meaning of Sections 331 and 562(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted consistent with such treatment.

5.3	Filing of Forms. The officers of Gyrodyne are authorized and directed to execute and file United States Treasury Form 966 pursuant to Section 6043 of the Internal Revenue Code of 1986, as amended, within 30 days after the adoption of this Plan, and such other forms and reports as may be necessary to comply with the requirements of any foreign, state or local law, and such additional forms and reports with and to the Internal Revenue Service or other taxing authorities as may be necessary, desirable or appropriate in connection with the execution of the Plan of Merger.

6.            Termination; Effect of Termination.

6.1	To the fullest extent permitted by applicable law, this Plan of Merger may be terminated, and the Merger herein provided for may be abandoned, by the Board of Directors of Gyrodyne, on behalf of Gyrodyne and in Gyrodyne’s capacity as the sole member of Gyrodyne, LLC and the managing member of GSD at any time prior to the Effective Time, notwithstanding any approval of this Plan of Merger by the shareholders of Gyrodyne, the sole member of Gyrodyne, LLC or the managing member of GSD.

6.2	In the event of termination of this Plan of Merger and abandonment of the Merger pursuant to this Article VII, this Agreement shall forthwith become null and void and have no effect and no party hereto (or any of its directors, members, stockholders or officers) shall have any liability or further obligation to any other party to this Plan of Merger.

7.            General Provisions.

7.1	Entire Agreement; No Third Party Beneficiaries. This Plan of Merger (including the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Plan of Merger and (b) except for the provisions of Article 3, are not intended to confer upon any person other than the parties any rights or remedies.

7.2	Legal Enforceability. In case any provision of this Plan of Merger is fully or in part invalid or unenforceable, the validity and enforceability of the other provisions of this Plan of Merger shall not be affected thereby. The invalid or unenforceable provision will then be considered replaced by a valid and enforceable provision, which comes as close as possible to the economic purpose intended by the invalid or unenforceable provision.

7.3	Amendment. To the fullest extent permitted by applicable law, this Plan of Merger may be amended by the parties hereto at any time prior to the Effective Time, notwithstanding any approval of this Plan of Merger by the shareholders of Gyrodyne, the sole member of Gyrodyne, LLC or the managing member of GSD. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

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7.4	No Third Party Beneficiaries. This Plan of Merger is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies hereunder.

7.5	Successors and Assigns. This Plan of Merger will be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and permitted assigns.

7.6	Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles to the extent that the application of the law of another jurisdiction would be required thereby.

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IN WITNESS WHEREOF, Gyrodyne, Gyrodyne, LLC and GSD have caused this Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Gyrodyne Company of America, Inc.

By:	/s/ Frederick C. Braun III
Name: Frederick C. Braun III
Title: President and Chief Executive Officer

Gyrodyne, LLC

By: Gyrodyne Company of America, Inc.
Its Sole Member

By:	/s/ Frederick C. Braun III
Name: Frederick C. Braun III
Title: President and Chief Executive Officer

Gyrodyne Special Distribution, LLC

By: Gyrodyne Company of America, Inc.
Its Sole Member

By:	/s/ Frederick C. Braun III
Name: Frederick C. Braun III
Title: President and Chief Executive Officer

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